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Exhibit 10.101

AGREEMENT AND LEASE

        THIS AGREEMENT AND LEASE entered into this 19th day of August, 1997, by and between the CITY OF OSCEOLA, IOWA, a municipal corporation (hereinafter referred to as "CITY"), and the Osceola Water Works Board of Trustees (hereinafter referred to as "BOARD"), and Southern Iowa Gaming Co., an Iowa Corporation (hereinafter referred to as "SOUTHERN").

        WHEREAS, SOUTHERN desires to operate and manage casino gambling on a excursion gambling boat and related activities on West Lake owned by the CITY;

        WHEREAS, the CITY and the BOARD wish to cooperate with SOUTHERN for the development and management of such facilities on West Lake; and

        WHEREAS, SOUTHERN desires to lease certain real estate surrounding West Lake and the use of said lake in the operation of the excursion gambling boat both of which are subject to the management and control of the BOARD.

        NOW, THEREFORE, for mutual consideration contained herein, the parties agree as follows:

        1.    DEFINITIONS:    For purposes of this Agreement And Lease, the following definitions shall apply:

          A.    Commencement Date:    The date on which the excursion gambling boat is first opened to the public or eighteen (18) months after approval of an application to the Iowa Racing and Gaming Commission (hereinafter sometimes referred to as "IRGC") by SOUTHERN and Clarke County Development Corporation (hereinafter referred to as "Development") for a license to conduct gaming at West Lake in accordance with Iowa law, whichever shall occur first.

          B.    County:    Clarke County, Iowa.

          C.    Default:    Any monetary default or non-monetary default.

          D.    Unavoidable Delay:    Delay in performances of any obligation under this lease excluding any obligation to pay money arising from or on account of any cause arising beyond the reasonable control of SOUTHERN to perform the obligation shall be the following: strikes, flood, condemnation, government preemption (including Corp of Engineering permits and environmental permit that are processed by SOUTHERN in a timely manner, war, riots, and any other cause beyond the party's reasonable control whether similar or dissimilar to the cause specifically enumerated in this paragraph, but in no event shall unavoidable delay be deemed to include any delay caused by Southern's financial condition.

        2.    LEASE AND OPTION.

            (i)  BOARD leases to SOUTHERN the real estate described in Exhibit 1 attached hereto, and the use of the water surface of West Lake for the operation of an excursion gambling boat.

           (ii)  The BOARD also grants to SOUTHERN the option to lease the land described in Exhibit 2 attached hereto. Consideration for this lease shall be $100.00 per acre per year and shall be leased under the same terms and conditions. SOUTHERN shall exercise this option by giving BOARD written notice thereof. This option shall terminate three (3) years from the commencement date. After such time said real estate shall be subject to the right of first refusal set out below.

          (iii)  If the BOARD proposes to lease any of the remaining real estate under BOARD's control and adjoining the Lake, which is not included in Exhibit 1 or Exhibit 2, it grants

  SOUTHERN the right of first refusal to lease said real estate under the same terms and conditions as the proposed lease. BOARD shall notify SOUTHERN of its intent to lease said real estate and SOUTHERN shall exercise its first right of refusal within fifteen (15) days of receipt of said notice.

        3.    NO INTERIM LEASE TO THIRD PARTY.    Effective upon the execution of this Agreement and Lease, BOARD shall not lease the Premises to any other person or entity provided SOUTHERN shall have tendered its application for an operator's license no later than December 31, 1997.

        4.    LIQUIDATED DAMAGES.    For each month that SOUTHERN shall have failed to comply with (A) or (B) below, SOUTHERN shall remit to CITY the sum of Five Thousand Dollars ($5,000.00). In no event shall SOUTHERN be required to remit an amount greater than Fifty Thousand Dollars ($50,000.00) by the operation of this Paragraph 4.

            A. By December 31, 1997, SOUTHERN shall file its application for a license with the IRGC;

            B. Within eighteen (18) months of the date SOUTHERN's application is approved by the IRGC, SOUTHERN shall have commenced gaming operations on West Lake.

        5.    PRE-OPERATIONAL TERM.    The Pre-operational Term of this lease shall begin on the earlier of: (a) the date the IRGC notifies the Parties that it has approved SOUTHERN and DEVELOPMENT to hold the applicable licenses; or (b) January 1, 1998, whichever comes first, and shall end on the Commencement Date. The lease payment due during the Pre-operational Term shall be Ten Thousand Dollars ($10,000.00) per year, paid in advance to the BOARD within fifteen (15) days after the first day of each year of the Pre-operational Term.

        6.    TERM.    The term of this lease shall begin on the commencement date and continue for a period of five (5) years unless terminated pursuant to the provisions hereof and unless extended as provided herein subject to the following contingencies:

          A.    In the event that SOUTHERN shall encounter unavoidable delay with the permitting process of any regulatory agency on the Premises, then the BOARD, agrees to extend the Pre-operational Term of the lease for an additional period equal to the period of delay, however said extension shall not exceed one (1) year.

          B.    SOUTHERN shall also have nine (9) exclusive options to extend its lease for a period of five (5) years from the expiration of the then current term, provided however, nothing in this paragraph shall permit SOUTHERN to lease for more than fifty (50) years.

          C.    This Agreement and Lease shall terminate at the option of any of the parties upon the happening of any of the following events:

              (i)  Cancellation of gambling excursion boat license as a result of an unfavorable referendum after submission to the electorate;

             (ii)  Non-renewal of license by the IRGC; or

            (iii)  Termination of Management Agreement.

          D. At CITY's or BOARD's option, CITY or BOARD may terminate this Agreement and Lease upon the happening of any of the following events:

              (i)  If SOUTHERN fails to submit an application by the 31st day of December, 1997.

             (ii)  If SOUTHERN fails to obtain approval of its application by the 30th day of June, 1998.

            (iii)  After the commencement of the casino gambling operations, if the Company, for reasons which are in the Company's exclusive control, fails to regularly conduct casino gambling operations on an excursion boat on the premises for any continuous period of ninety (90) days, said failure shall constitute a voluntary termination of this Agreement by the Company.

          E.    Except for improvements which the BOARD elects to retain, SOUTHERN must restore the Premises to substantially the same condition as existed prior to the execution of this Agreement. In restoring the Premises, the following procedures shall apply:

              (i)  Within sixty (60) days of termination, SOUTHERN shall notify BOARD of which improvements SOUTHERN intends to salvage.

             (ii)  The BOARD shall, within thirty (30) days of SOUTHERN's notification of improvements to be salvaged, identify those remaining improvements which the BOARD elects to salvage.

        7.    CONDITIONS PRECEDENT.    This Agreement and Lease is subject to the condition precedent that SOUTHERN shall have entered into a management agreement with a qualifying sponsoring organization as defined by Iowa law, initially intended to be Clarke County Development Corporation ("Development").

        8.    CONSIDERATION FOR AGREEMENT AND LEASE.    These payments are due during the Term as described in Paragraph 6 above.

          A.    Monetary.

              (i)  The sum of One Hundred Fifty Thousand Dollars ($150,000.00) per year payable in equal monthly installments beginning on the commencement date. This lease payment as well as any payments made under provisions set out in paragraph 2(ii) and (iii) shall be made to the BOARD. Said payments shall increase each year by one per cent (1%) until termination of the lease.

             (ii)  The legal and other necessary costs incurred by the CITY in connection with annexation of the premises and surrounding area, however, in no event shall SOUTHERN be obligated to pay more than $25,000.00. SOUTHERN will also voluntarily annex property it owns or will own.

            (iii)  One and one quarter percent (1.25%) of the adjusted gross gambling receipts, as audited by the State of Iowa, to be paid to the CITY monthly.

            (iv)  Partial Payment of Initial Costs. SOUTHERN will remit to the CITY the CITY's and BOARD's legal and administrative costs in negotiating this Agreement and Lease upon the CITY and BOARD submitting the actual costs incurred. However, in no event shall said reimbursement exceed $10,000.00.

          B.    Development Benefiting City.

              (i)  Employment: SOUTHERN shall within two (2) years of the opening employ not less than five hundred (500) employees.

             (ii)  Development: SOUTHERN will commit to spend on infrastructure and other improvements over the first five (5) years of operations not less than Thirty Million Dollars ($30,000,000.00). Of this $30,000,000.00, Three Million ($3,000,000.00) shall be spent prior to the opening of the casino and an additional Two Million ($2,000,000.00) shall be spent within the first two years of operations; both expenditures constituting improvements which will be subject to real estate or property taxes under Iowa law.

            (iii)  Improvement: SOUTHERN will improve the BOARD's boat ramp by expanding said ramp and installing additional boat slips and establishing rest room facilities connected to the CITY's sanitary sewer system.

        9.    TAXES:    In the event of any real estate, property or ad valorem tax or other tax being assessed against any of the property described in this Agreement, then it shall be the obligation of SOUTHERN to discharge that tax.

        10.    UTILITIES AND INFRASTRUCTURE:

          A.    Sewers and Water. SOUTHERN shall construct and extend, at it's own expense, water and sanitary sewer mains from existing CITY and BOARD lines. These utility improvements shall be of sufficient quality and a capacity to provide for anticipated water and sanitary sewer needs of the excursion boat and associated on shore operations of SOUTHERN and improvements to be made on land owned by SOUTHERN. The plans for such improvements shall be subject to approval and inspection by the CITY or BOARD and in conformity with applicable City Ordinances. Upon completion and approval by the CITY or BOARD, ownership of the utility improvements shall be transferred to the CITY together with all easements necessary for maintenance and access.

          B.    The City will charge a connection fee for anyone connecting to the water and sewer mains installed by SOUTHERN. Said connection fees shall be One Thousand ($1,000.00) dollars for water and One Thousand ($1,000.00) dollars for sewer for a one or two family residence and Five Thousand ($5,000.00) dollars for water and Five Thousand ($5,000.00) dollars for multi-family residential, commercial or industrial development. The connection fees shall be refunded to SOUTHERN for a period of ten (10) years from date of installation of said improvements. In no event shall said refunds exceed installation costs of SOUTHERN.

          C.    Electric, Gas, Phone and Roads. SOUTHERN may install at its own cost electric, gas, and phone service as and when it deems advisable. SOUTHERN shall construct such roads as it may be necessary at its sole cost. However, any roads SOUTHERN wishes to dedicate to the CITY as public roads, shall be constructed in conformity with plans and specifications approved by the CITY.

          D.    If the CITY elects to pave Clay Street from Interstate 35, to the CITY, SOUTHERN agrees to finance the cost of the paving project. SOUTHERN will be repaid by the CITY, the cost plus a reasonable rate of interest determined by the existing municipal bond rate, including incurred interest expense, by withholding a portion of the revenues the CITY is to receive under paragraph 7(A)(iii) until paid. Terms of the repayment schedule shall be mutually agreed upon by both parties, however, in no event shall the amount withheld by SOUTHERN exceed 50% of the amount due, and it is the intent that said repayment shall not exceed ten (10) years.

          E.    Easement Cooperation. CITY agrees to provide assistance and cooperation to SOUTHERN in obtaining the easements, and applying for licenses and State and Federal Grants which may be available or necessary to complete these improvements.

        11.    USE OF THE PROPERTY.

            (i)  SOUTHERN shall comply with all CITY and State rules and regulations concerning its utilization of the gaming site for the duration of this Agreement, and fulfill any requirements of any State agency upon the termination of this Lease Agreement that are incurred as a result of SOUTHERN's use of the property.

           (ii)  SOUTHERN shall hold the CITY and BOARD harmless from any damage or pollution resulting from SOUTHERN's use of the property. SOUTHERN shall indemnify BOARD for any and all costs associated with clean up, equipment damage, or regulatory fines that are found to be caused by pollution, contamination, or operation of SOUTHERN's Excursion Gambling Boat or associated Lake shore facilities.

        12.    LICENSES:    CITY agrees to issue to SOUTHERN, its partners, agents or affiliates such business or other licenses as may be necessary to operate the commercial enterprises pursued by such entity in the CITY.

        13.    SIGNAGE:    CITY agrees to cooperate with SOUTHERN in placing signs for the casino and the related development, the same to comply with all CITY Ordinances. This shall not limit SOUTHERN's right to apply for a variance from these standards, as permitted by said Ordinances.

        14.    MAINTENANCE, UTILITIES, AND OPERATING EXPENSE.    SOUTHERN shall be responsible for all maintenance, utility and operating expenses including the cost of electrical expense, heating expense, snow removal, lawn care, janitorial services, garbage, water, sewer and other utility expenses, repairs, maintenance costs, and all other operating expense incurred in the occupancy of the premises as described above.

        15.    NONDISCRIMINATION.    It is agreed that with respect to the use of the premises covered by this Agreement, SOUTHERN shall not exclude anyone from participation in, deny anyone the benefits of, or otherwise subject anyone to discrimination because of the person's race, color, national origin, age or disability.

        16.    IMPROVEMENTS.    SOUTHERN may make such alterations and improvements to the premises, at SOUTHERN's expense, as it may deem desirable, provided only that the plans for such additional alterations and improvements first be submitted and approved in writing by the BOARD which such approval shall not be unreasonably withheld, and further provided that all necessary governmental approval shall have been secured by SOUTHERN. All alterations or improvements shall be subject to inspection by the CITY or BOARD and be in conformity with applicable City Ordinances.

        17.    MECHANIC'S LIENS.    SOUTHERN shall not cause or suffer any lien or encumbrance to attach to or go against the premises, improvements, building or real estate upon which the former are located. If SOUTHERN shall cause a lien or encumbrance to be filed, SOUTHERN shall cause the same to be canceled and discharged of record by bond or otherwise as allowed by law at the expense of SOUTHERN within thirty (30) days after the filing thereof.

        18.    ACCESS.    The CITY and BOARD shall have access to the leased property at all reasonable times in order to discharge any obligations they may have.

        19.    INSURANCE.    SOUTHERN shall, at its sole cost and expense, during the term, maintain or cause to be maintained, the following insurance (or its then reasonable available equivalent):

          A.    Liability:    Commercial general liability insurance against claims for personal injury, death or property damage occurring upon, in or about the premises, including, if SOUTHERN shall operate or dock excursion gambling boat from the premises, protection and indemnity insurance with respect thereof. The coverage under all such liability insurance shall be at least One Million Dollars ($1,000,000.00) in respect of injury or death to a single person, and at least Five Million Dollars ($5,000,000.00) in respect of any one accident, and not less than One Million Dollars ($1,000,000.00) for property damage. CITY agrees to maintain liability insurance against similar claims arising from the recreational use of the Lake in the same amount set forth above and complying with Paragraph D below.

          B.    Workers Compensation.    Workers compensation insurance covering all persons employed in connection with the construction, alteration, repair or operation of the premises, and with respect to whom any claim could be asserted against CITY or the fee estate. Any or all workers compensation insurance required by this lease may be provided through a self-insurance program, provided that such program is approved by the appropriate State insurance regulator.

          C.    First Rent Period.    During the first rent period, SOUTHERN shall also provide or cause its contractors to maintain contractor's commercial general liability insurance having a combined single limit of not less than Five Million Dollars ($5,000,000.00) (and, if the contractor is undertaking foundation, excavation or demolition work, an endorsement stating that such operations are covered and that the "XCU Exclusions" have been deleted.)

          D.    Policy Requirements and Endorsements.    All insurance policies required by this lease shall contain (by endorsement or otherwise) the following provisions:

            (i)    Primary Coverage.    All policies shall be written as primary policies not contributing with or in excess of any coverage that any additional insured may carry.

            (ii)    Contractual Liability.    Policies of liability insurance shall contain contractually assumed liability coverage, relating to SOUTHERN's indemnity obligations under this lease.

            (iii)    Insurance Carrier Standards.    Each rated insurance carrier shall be authorized to do business in the State and shall have a "Best's" rating of at least B+-VI or its equivalent.

          E.    Deliveries to City.    SOUTHERN shall deliver to CITY certificates or certified coverage summaries of the insurance policies required by this lease, at least ten (10) days before expiration of any then current policy.

          F.    Blanket and Umbrella Policies.    SOUTHERN may provide any insurance required by this lease pursuant to a "blanket" or "umbrella" insurance policy, provided that such policy otherwise complies with this lease.

        20.    STATUS OF TITLE.    SOUTHERN shall have a right to satisfy itself within thirty (30) days of the execution of this lease of the status of the CITY's title to the property. If SOUTHERN's counsel is not reasonably satisfied that the CITY has good and marketable title to the land, then SOUTHERN shall notify CITY and BOARD in writing not more than thirty (30) days after the execution hereof. CITY shall then have thirty (30) days to clear or eliminate any reasonable concerns. If SOUTHERN is not satisfied then it may terminate this Agreement and all obligations to CITY and BOARD. So long as the CITY or BOARD have not terminated this lease on account of an event of default by SOUTHERN, then SOUTHERN may peaceably and quietly have, hold and enjoy the premises for the term without molestation or disturbance (except as to the sublease of to the CITY or BOARD).

        21.    MEMORANDUM OF LEASE.    In lieu of recording this document, the parties may record a memorandum of lease. CITY and BOARD agree to execute a Memorandum of Lease at SOUTHERN's request.

        22.    NO LANDLORD'S LIEN.    CITY and BOARD confirm and acknowledge that they have no lien or security interest in any personal property located in, on or at the land, and that such property shall not constitute security for payment of any rent. If any statute or principle of law would grant CITY and BOARD any such lien or security interest, then CITY and BOARD hereby waive the benefit of any such status, principle and such lien. CITY further agrees to execute and cause any fee mortgagees to execute such documentation, in recordable form, as SOUTHERN shall reasonably require to confirm the foregoing waiver.

        23.    Indemnification.    SOUTHERN shall indemnify, defend and hold harmless the CITY and BOARD their officers, directors, employees, and agents, from and against any and all liabilities,

obligations, claims, damages, causes of action, costs and expenses, incurred by, or asserted against the CITY relating to any accident, injury to or death of any persons, or loss of or damage to property occurring in or about the premises or in connection with the gaming operation, compliance with applicable gaming laws, and payment of any fees or taxes imposed with respect to gambling operations.

        The CITY and BOARD shall indemnify, defend and hold harmless SOUTHERN, its officers, directors, employees, and agents, from and against any and all liabilities, obligations, claims, damages, causes of action, costs and expenses, incurred by, or asserted against SOUTHERN relating to any accident, injury to or death of any persons, or loss of or damage to property occurring in or about SOUTHERN as a result of any act or omission by CITY and BOARD.

        24.    Default.    In the event SOUTHERN fails to pay any rental due hereunder or fails to keep and perform any of the other terms and conditions of this Lease Agreement, time being of the essence, then thirty (30) days after written notice or default from the CITY or BOARD, CITY or BOARD may, if such default has not been corrected, resort to any and all legal remedies or combination of legal remedies which they may desire to assert including but not limited to:

          A.    Declare this Lease Agreement to an end and terminate it;

          B.    Sue for the rent due and to become due under the Lease Agreement and for any damages sustained by CITY or BOARD.

        25.    Entire Agreement.    This Agreement shall constitute the entire agreement and understanding between the parties and supersedes any prior agreement or understanding relating to the subject matter of this Agreement. This Agreement may be modified or amended only by a written agreement signed by all the parties. The parties hereby covenant they will agree to any amendments to this Agreement which may be necessary or desirable in order to conform to Federal tax law, Iowa statutes, or administrative rules, including future legislative enactments and rules, provided that such amendments do not materially alter the rights or obligations of either party hereunder.

        26.    Severability.    In the event any portion of this Lease Agreement is determined by competent jurisdiction to be void, illegal, or otherwise unenforceable, all other terms of the Lease Agreement shall remain in full force and effect and this Lease Agreement shall be in full force as if the void, illegal, or otherwise unenforceable provisions did not exist.

        27    Benefit.    This Lease Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective legal representatives, heirs, successors and assigns.

        28.    Assignment.    No party shall assign its rights or duties under this Lease Agreement without the prior written consent of the remaining party.

        29.    Governing Law.    This Agreement and Lease shall be construed and interpreted, and the rights of the parties shall be determined, in accordance with the laws of the State of Iowa. The parties agree and acknowledge that all terms and provisions hereof are subject to applicable law, including the statutes of the State of Iowa with respect to gaming and any rules and regulations promulgated by the commission.

        30.    Notices.    All notices required or permitted to be given hereunder shall be given by registered mail, in person (in writing), by telecopy or by telex and addressed as follows:

    To Southern Iowa Gaming Co.
    SOUTHERN IOWA GAMING CO.

    To the City
    CITY OF OSCEOLA
    CITY HALL
    115 N. FILLMORE
    OSCEOLA, IA 50213

    OSCEOLA WATER WORKS BOARD OF TRUSTEES
    CITY HALL
    115 N. FILLMORE
    OSCEOLA, IA 50213

        IN WITNESS WHEREOF, the parties have executed this Lease Agreement as of the date first above written.

SOUTHERN IOWA GAMING CO.
By:	/s/ LARRY SECKINGTON
Its:	Secretary
Date:	August 19, 1997
CITY OF OSCEOLA, IOWA
By:	/s/ FRED DIEHL
Its:	Mayor
Date:	8-19-97
OSCEOLA WATER WORKS BOARD OF TRUSTEES
By:	/s/ SIGNATURE ILLEGIBLE
Its:	Chairperson
Date:	8-19-97

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  Exhibit 10.101
AGREEMENT AND LEASE